EXHIBIT 99.1

Northrim News
Contact: Blythe Campbell, SVP Marketing and Communications, 907 261 3302

Northrim Bank President Joe Beedle Named CEO; Elected to Board of Directors

ANCHORAGE, AK – August 30, 2011. Northrim Bank, a wholly-owned subsidiary of Northrim BanCorp, Inc. (NASDAQ: NRIM), has named Joe Beedle as chief executive officer of the bank in addition to his title as president. Beedle was also elected to the Northrim Bank Board of Directors, increasing the number of bank directors to 12.

Marc Langland, one of Northrim’s founders, will remain chairman, president, and chief executive officer of the holding company and chairman of the bank. “With this change, the company continues to execute its strategic plan for management succession,” said Langland. “In addition to his extensive banking experience, Joe’s commitment to customers, employees and the community match Northrim’s values and approach to doing business.”

Beedle has been president of the bank since August 2009. He has primary responsibility for lending; marketing and sales; and facilities; and will continue to serve on the executive team responsible for day-to-day management of the bank.

Beedle was chief financial officer for the University of Alaska system for six years. He served as president and chief executive officer of Goldbelt, Inc., an Alaska Native corporation, for six years prior to taking the university position. Beedle has more than 25 years of banking experience, including 15 in an executive lending role, having served as executive vice president and chief credit officer for Key Bank of Alaska, and vice president and commercial loan administrator for First Bank Ketchikan, Alaska. He also had earlier banking experience with First National Bank of Fairbanks and National Bank of Alaska.

A resident of Alaska since 1964, Beedle earned a Bachelor’s degree in Business Administration and Finance from the University of Alaska in Fairbanks. He is also a graduate of the Pacific Coast Banking School at the University of Washington.

Beedle is a respected community leader currently serving as a board member and past president of Commonwealth North, and president of the Alaska Banker’s Association. He serves on the Junior Achievement Business Hall of Fame selection committee, the Small Business Development Center advisory board, the University of Alaska Institute of Social and Economic Research Advisory Board, the board of the Alaska Council on Economic Education and the State of Alaska Commerce Commissioner’s Advisory Board. Beedle has been married for 39 years and is the father of two adult children.

About Northrim BanCorp
Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

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